Revised as of November 1, 2015

CODE OF ETHICS AND PERSONNEL POLICIES

COVERING THE FOLLOWING COMPANIES:

MILLBURN RIDGEFIELD CORPORATION

THE MILLBURN CORPORATION

AND

THEIR AFFILIATES

PRELIMINARY NOTE: THIS CODE APPLIES TO ALL PERSONNEL OF THE ENTITIES LISTED ABOVE. HOWEVER, THE SPECIFIC REPORTING OBLIGATIONS OF THIS CODE APPLY ONLY TO THE LIST OF ACCESS PERSONS INCLUDED IN THE BOOKS AND RECORDS OF SUCH ENTITIES.

PLEASE SEE THE DEFINITIONS IN SECTION VII OF THIS CODE.

I. STATEMENT OF GENERAL PRINCIPLES

Millburn Ridgefield Corporation, The Millburn Corporation and their respective affiliates (each, a “Company” and, collectively, the “Companies” or “Millburn”) mandate that their supervised persons (which term includes their respective directors, officers, partners and employees), act with integrity and good faith, and in accordance with their fiduciary obligations and applicable U.S. Federal securities and other laws. The Companies recognize that personal interests may conflict with a Company’s interests where supervised persons:

•	know about present or future portfolio transactions;
•	have the power to influence portfolio transactions; or
•	engage in personal transactions.

In an effort to prevent these and other conflicts from arising and to mitigate them when they do arise and in accordance with applicable law, including Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Company Act” and, together with the Advisers Act, the “Acts”), and their fiduciary duties, the Companies have adopted this Code of Ethics (the “Code”) to prohibit transactions that create, may create, or appear to create, conflicts of interest, and to establish reporting requirements and enforcement procedures. Each supervised person of a Company should carefully read and review this Code.

A Company may act as an investment adviser, sub-adviser, commodity trading advisor or commodity pool operator to various private investment funds, commodity pools and other investment vehicles or as an adviser or sub-adviser to one or more investment companies registered under and subject to regulation under the Company Act (each, a “RIC”) (collectively, each, a “Millburn Fund”), and may be responsible for determining the investments of Millburn Funds. Certain of the Millburn Funds are funds of hedge funds (each, a“Fund of Funds”) that invest in private investment companies or managed accounts not managed by Millburn (each, a “Portfolio Fund”). Whichever Company acts as the investment adviser, sub-adviser, commodity trading advisor or commodity pool operator of a particular Millburn Fund, determines

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the securities, including interests in Portfolio Funds, or other assets in which the Millburn Fund invests. With respect to Millburn Funds that are Fund of Funds that invest substantially all of their assets in Portfolio Funds, the personal securities activities of supervised persons of the Companies are less likely to create a conflict of interest than they may with respect to Millburn Funds, if any, that may invest directly in publicly traded securities.

In recognition of the trust and confidence placed in the Companies by investors in the Millburn Funds and other Millburn clients (collectively, “Clients”), and because the Companies believe that their operations should benefit those Clients, the Companies have adopted the following general principles:

(1) Clients’ interests are paramount. You must place Client interests before your own.

(2) Your personal securities and other transactions must be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflicts of interest or any abuse of your position of trust and responsibility with a Company.

(3) You may not take inappropriate advantage of your position with a Company. You must avoid actions or activities that allow (or appear to allow) you or your family to inappropriately profit or benefit from your position with a Company, or that bring into question your independence or judgment.

(4) You should conduct yourself in accordance with the fiduciary principle that information concerning the identity of security or other holdings and financial circumstances of Clients (including former Clients) is confidential. In addition, you should conduct yourself in accordance with the Companies’ Privacy Policy under Regulation S-P, the Companies’ policies and procedures governing insider trading and other applicable privacy and confidentiality laws, policies and agreements.

(5) You should conduct yourself in a manner that is in accordance with maintaining the reputation of the Companies, as well as the principles of honesty, integrity and professionalism.

(6) You are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client, to:

•	defraud the Client in any manner;
•	mislead the Client, including by making a statement that omits material facts;
•	employ any device, scheme or artifice to defraud the Client;
•	make any untrue statement of a material fact to the Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading;
•	engage in any act, practice or course of business that operates or would operate as a fraud of deceit on the Client;
•	engage in any manipulative practice with respect to the Client; or
•	engage in any manipulative practice with respect to securities, including price manipulation.

It is emphasized that these general principles govern all conduct, whether or not the conduct also is covered by more specific standards and procedures in this Code.

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II. REVIEW AND ENFORCEMENT OF THE CODE

(1) CODE OF ETHICS COMPLIANCE OFFICER. The Code of Ethics Compliance Officer, or such person as shall be designated by the Code of Ethics Compliance Officer and shall report directly to the Code of Ethics Compliance Officer, will perform the following duties:

REVIEW PERSONAL SECURITIES TRANSACTION REPORTS. The Code of Ethics Compliance Officer or his designee (or, with respect to any securities transactions of the Code of Ethics Compliance Officer, the Chief Operating Officer or his designee) will periodically review and/or test reported personal securities transactions and, to the extent deemed necessary, compare those transactions with securities purchased or sold by Clients to determine whether a Code or other violation may have occurred. The Code of Ethics Compliance Officer may request additional information or take any other appropriate measure that the Code of Ethics Compliance Officer decides is necessary to aid in this determination. Before determining that a person has violated the Code, the Code of Ethics Compliance Officer must give the person an opportunity to supply explanatory material. In making such determination, the Code of Ethics Compliance Officer may consult with outside counsel and/or other officers of a Company.

(2) SANCTIONS. If the Code of Ethics Compliance Officer finds that a person violated the Code, the Code of Ethics Compliance Officer may impose upon the person sanctions that the Code of Ethics Compliance Officer, when deemed necessary in consultation with outside counsel and/or other officers of a Company, deems appropriate under the circumstances and will include a report regarding any material violation of the Code and the sanction imposed to the Board of Directors (or its equivalent body) of the relevant Company or Client. Failure to comply with this Code may result in disciplinary action, including, but not limited to, one or more of a warning, disgorgement, suspension, suspension of personal trading, demotion, referral to civil or criminal authorities or termination of employment. As with all Company compliance policies and procedures, compliance with this Code is a job requirement of every employee of Millburn; accordingly, non-compliance with this Code or any provision thereof may be considered a failure to perform an employee’s job in an acceptable manner.

(3) EXCEPTIONS. The Code of Ethics Compliance Officer, in his discretion, may exempt any person or group of persons from any specific provision of the Code, if the Code of Ethics Compliance Officer determines that granting the exemption does not detrimentally affect any Client or violate the law or other applicable rules and regulations. The Code of Ethics Compliance Officer will keep appropriate records regarding the nature of any exception granted, the persons involved and the reasons for granting such exemption.

A person may be granted an exemption with respect to a particular transaction. Such an exemption must not be interpreted to be an exemption for any transaction other than the particular transaction to which the exemption relates and may specify the time period, if the exemption is limited in time, for which such exemption is applicable.

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III. WRITTEN REPORT TO THE BOARD

At least once a year, the Code of Ethics Compliance Officer or his designee, on behalf of each Company, will provide the Board of Directors of the Company (or its equivalent body) and of any RIC a written report that includes:

(1) ISSUES ARISING UNDER THE CODE. The Report will describe any issue(s) that arose since the last Report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

(2) CERTIFICATION. The Report will certify to the Board of Directors of each Company and of any RIC whether the Code is adequate and effective in its implementation and whether the Company has adopted procedures reasonably necessary to prevent access persons from violating the Code.

In addition to the foregoing, in the event of a material change to the Code (excluding any Addendum to the Code), the Code of Ethics Compliance Officer shall inform the Board of Directors of any RIC and the RIC’s chief compliance officer of such change and advise them that the change must be approved by the RIC’s Board of Directors no later than six months after the change is adopted.

IV. RECORDKEEPING

Each Company will maintain records as set forth below. These records will be maintained in accordance with Rule 204-2 under the Advisers Act and Rule 17j-1(f) under the Company Act where applicable and will be available for examination by representatives of the Securities and Exchange Commission (the “Commission”).

(1) A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect.

(2) Records of any Code violations and of any sanctions or other action taken as a result of any violations of the Code.

(3) A record of all written (or electronic) acknowledgments from each supervised person of each Company that he or she has received the Code and any amendments for each person who is currently, or within the past five years was, a supervised person of the Company.

(4) A copy of each report (including information in lieu of such a report), which may be made electronically, made by a person under this Code.

(5) A list of all persons who are, or within the past five years have been, access persons.

(6) A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial public offering or a limited offering or otherwise under this Code.

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V. MISCELLANEOUS

(1) CONFIDENTIALITY. All personal securities transactions reports and any other information filed with a Company under this Code will be treated as confidential, provided that such reports and related information may be produced to the Commission and other regulatory agencies or courts of competent jurisdiction or pursuant to a subpoena upon request.

(2) INTERPRETATION OF PROVISIONS. The Code of Ethics Compliance Officer, in consultation with outside counsel and/or other officers of a Company as deemed necessary by the Code of Ethics Compliance Officer in his absolute discretion, may from time to time adopt such interpretations of this Code as he deems appropriate.

(3) ANNUAL ACKNOWLEDGMENT. All supervised persons of the Companies will be given a copy of the Code, and all amendments thereto, upon the earlier of the adoption of the Code or amendment or becoming a supervised person of a Company (the “Beginning Date”). All supervised persons must complete, and submit to the Code of Ethics Compliance Officer, such annual acknowledgment in electronic form, as provided by the Code of Ethics Compliance Officer: (i) as of the Beginning Date or promptly thereafter; (ii) as of each date as of which the Code is amended; and (iii) as of the date designated by the Code of Ethics Compliance Officer each year.

(4) EXCEPTIONS. The Companies recognize that exceptions to one or more provisions of this Code may be appropriate in certain cases. If you believe an exception may be appropriate, please consult the Code of Ethics Compliance Officer. The Code of Ethics Compliance Officer shall document any permitted exceptions to or exemptions from the provisions of this Code. Typically, any such exceptions shall be recorded by the Code of Ethics Compliance Officer by means of electronic mail, which shall be properly stored and maintained.

VI. REPORTING OBLIGATIONS AND PERSONAL TRADING

(1) PROHIBITION OF PERSONAL TRADING OF FUTURES AND CURRENCY FORWARDS. Except as otherwise provided herein, no supervised person may trade for his or her personal account or for any account beneficially owned by the supervised person in futures or currency forwards that are or may be traded by a Client; provided, however, the foregoing shall not prevent a supervised person from investing in a fund, including a Millburn Fund, that invests in such instruments.

(2) HOLDINGS REPORTS. Each access person must submit to the Code of Ethics Compliance Officer or his designee an initial listing of all securities he or she directly or indirectly beneficially owns within 10 calendar days of the date he or she first become an access person of a Company. Within 45 calendar days after each August 31, each access person must provide the Code of Ethics Compliance Officer with a complete listing of all securities he or she beneficially owned as of August 31.

All information contained in these reports must be current as of a date not more than 45 days prior to the date the report was submitted. All such lists must be provided in electronic format on the PTCC system or such other system as may be adopted by a Company from time to time.

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Both initial and annual holdings reports must include: (i) a listing of all securities directly or indirectly beneficially owned by an access person; and (ii) and all accounts with banks or broker/dealers in which any securities (including non-reportable securities) are beneficially owned by the access person. For the sake of clarity, such reports must include, but are not limited to, listings of all reportable securities and all accounts with banks or broker/dealers in which any securities (including non-reportable securities) are beneficially owned by the access person. For example, while holdings in mutual funds (which are not reportable securities unless a Company serves as investment adviser for such mutual fund) need not be reported on an initial or annual holdings report, any account in which a mutual fund is held must be listed on the initial and annual holdings report. Holdings in any RIC for which a Company serves as adviser or sub-adviser and in any ETFs must be reported.

(3) TRANSACTION REPORTS. On a quarterly basis, each access person must report to the Code of Ethics Compliance Officer: (i) all transactions in reportable securities in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the quarter and (ii) and all accounts established during the quarter with banks or broker/dealers in which any securities (including non-reportable securities) are beneficially owned by the access person. An access person must submit his or her report no later than 30 calendar days after the end of the calendar quarter in which the transactions to which the report relates were effected. Transactions in any RIC for which a Company serves as adviser or sub-adviser and in any ETFs must be reported.

Unless otherwise authorized by the Code of Ethics Compliance Officer, you must satisfy this requirement by entering all of your reportable securities transactions and accounts via the PTCC system either via automatic electronic feeds from your brokers or by manually entering such information (for each account or other holding for which automatic electronic feeds are not being provided).

A certification that you have fulfilled the above requirements must be submitted through the PTCC system after the end of each quarter. The Code of Ethics Compliance Officer, in his sole discretion, may accept reporting in a different format than that described above, but only expects to do so under extenuating circumstances.

(4) WHAT SECURITIES ARE COVERED UNDER YOUR REPORTING OBLIGATIONS?

You must report all transactions in securities that: (i) you directly or indirectly beneficially own; or (ii) because of the transaction, you acquire direct or indirect beneficial ownership.

FOR HOLDINGS REPORTS: YOU MUST REPORT ALL HOLDINGS OF REPORTABLE SECURITIES AND THE EXISTENCE OF ALL BROKERAGE AND BANK ACCOUNTS THAT HOLD SECURITIES (EVEN IF THOSE SECURITIES HELD IN THE ACCOUNT ARE NOT OTHERWISE REPORTABLE SECURITIES).

FOR QUARTERLY TRANSACTION REPORTS: YOU MUST REPORT ALL TRANSACTIONS IN REPORTABLE SECURITIES AND LIST ANY SECURITIES ACCOUNTS YOU OPENED WITH A BROKER OR BANK DURING THE QUARTER (EVEN IF THOSE ACCOUNTS DO NOT HOLD ANY REPORTABLE SECURITIES (I.E., THE ESTABLISHMENT OF AN ACCOUNT THAT HOLDS ONLY MUTUAL FUNDS MUST BE LISTED)).

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(5) PRE-APPROVAL OF IPOS, LIMITED OFFERINGS, EXCHANGE TRADED FUNDS (“ETFs”) AND SECURITIES YOU KNOW ARE HELD, OR BEING CONSIDERED FOR, PURCHASE.

All personnel must get pre-approval of ETFs: All supervised persons must obtain approval from the Code of Ethics Compliance Officer before acquiring direct or indirect beneficial ownership of any ETF.

All access persons must get pre-approval of IPOs & Private Funds or Companies: All access persons must obtain approval from the Code of Ethics Compliance Officer before acquiring direct or indirect beneficial ownership of any securities offered in connection with an IPO or a limited offering. This includes, but is not limited to, investments in hedge funds, private equity funds and any private companies.

All access persons must obtain approval from the Code of Ethics Compliance Officer before acquiring direct or indirect beneficial ownership of, or selling, any security about which such access person has actual knowledge that a Millburn Fund or other Client or a fund for which a Company provides administrative services either holds a position in such security (including having sold such security short) or is considering a purchase or sale of such security. Actual knowledge shall be determined based on facts and circumstances. You will be deemed to have actual knowledge for a period of fifteen days after you last possessed such knowledge even if the Client completes its transaction in such security. For the sake of clarity, if you have actual knowledge that a particular security is held by a Client or has been considered by a Company for a Client, then you must ascertain the date as of which that security is no longer held and is no longer being considered for purchase (the “Final Date”) and then must wait at least fifteen days after the Final Date before transacting in the security (or any derivative thereof, which shall include options or other rights to purchase or sell such security) without pre-clearance.

If you invest personal funds in a Portfolio Fund, you may not obtain any more favorable treatment in respect of that investment than is made available to Clients; provided that waiver of minimum investment amounts shall not, for these purposes, be considered more favorable treatment.

In considering whether to pre-approve the acquisition of securities in an IPO or limited offering, the Code of Ethics Compliance Officer may consider, among other factors, whether the investment opportunity should be reserved for Clients.

In considering whether to pre-approve the acquisition or sale of securities, the Code of Ethics Compliance Officer may take into account, among other factors, potential harm to Clients and the level of information regarding Client transactions that the access person seeking approval possesses.

(6) WHAT SECURITIES AND TRANSACTIONS MAY BE EXCLUDED FROM YOUR REPORT?

You are not required to detail or list the following securities or transactions on your reports:

(A) Holdings of, and purchases or sales effected for, any account over which you have no direct or indirect influence or control. (In order to take advantage of this reporting exception, you may be asked to provide the Code of Ethics Compliance Officer with a written and signed statement from

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you and/or the broker or dealer with which the account is held or from the investment adviser that has sole control over the transactions in the account that such broker or adviser has discretionary control over the account, that you are not affiliated with or related to the broker or adviser or its personnel, and that you have no ability to exercise direct or indirect influence or control over any transactions in the account. Such certification may be required to be provided on a periodic basis and further information may be required in the discretion of the Code of Ethics Compliance Officer);

(B) Purchases pursuant to an automatic investment plan;

(C) direct obligations of the Government of the United States;

(D) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(E) shares issued by money market funds;

(F) shares issued by open-end funds other than reportable funds; and

(G) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the security included in the report.

(7) REPORT VIOLATIONS. Each supervised person must report any known, apparent or suspected violations of the Code, whether committed by that person or another supervised person, promptly to the Code of Ethics Compliance Officer. Such reports may be submitted anonymously, will be investigated promptly and appropriately, and will be treated confidentially to the extent permitted by law.

If the Code of Ethics Compliance Officer is unavailable to receive such report or is allegedly involved in the alleged violation, the report under this provision shall be made to the Chief Operating Officer.

(8) PERSONS WITH ACCESS TO CERTAIN INFORMATION REGARDING POSITIONS OF PORTFOLIO FUNDS. It is recognized that persons serving as portfolio managers, analysts or in an administrative, operations or accounting capacity with respect to a Company Fund of Funds (or in similar capacities, including serving on the investment committee for a Fund of Funds) (each, a “Fund of Funds Insider”) may have access to non-public information regarding positions held by Portfolio Funds or that are being considered for purchase or sale by Portfolio Funds. Accordingly, it is the policy of the Companies, in order to avoid even the appearance of impropriety, that a Fund of Funds Insider may not trade in a security or other instrument if that person has actual knowledge that a Portfolio Fund has acquired or sold (or has considered acquiring or selling) that security or other instrument (or a security or instrument that is substantially identical to that security or instrument) or a derivative thereof within the past 30 days (the "Waiting Period"). For this purpose, a person will be deemed to have actual knowledge from the date on which that person had actual knowledge.

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The Waiting Period will be terminated and waived, and the Fund of Funds Insider may trade in the security or other instrument immediately, if and when:

(A)	the Fund of Funds Insider's actual knowledge is something that is or becomes available to the general public; or
(B)	the Code of Ethics Compliance Officer, upon a showing by the Fund of Funds Insider of his or her reasons for wanting to place the particular trade and attesting that the aforementioned non-public information in the possession of the Fund of Funds Insider is not a cause of the Fund of Funds Insider wanting to place the particular trade, permits the trade.
a.	One example of this may be if there is an announcement of bad news about a company, a Portfolio Fund sells the stock of that company and the Fund of Funds Insider also wants to sell the stock of that company. The Fund of Funds Insider would seek pre-approval from the Code of Ethics Compliance Officer and share with the Code of Ethics Compliance Officer his or her reason for wanting to place the trade. The Code of Ethics Compliance Officer may then (but is not required to) waive the Waiting Period and permit the trade.

Any Fund of Funds Insider that becomes aware beforehand that a Portfolio Fund plans to take a particular position in a security shall inform the Code of Ethics Compliance Officer of this information, so that the Code of Ethics Compliance Officer can consider whether the particular security should be placed on a blacklist. No employee of any Company is permitted to trade in any security for so long as such security is on any trading blacklist as may be established and publicized to employees by Millburn.

The Code of Ethics Compliance Officer may request such proof in order to demonstrate the above as he deems necessary and may consult outside counsel and/or other officers of a Company with respect thereto.

As with any personal trading, all personal trading by Fund of Funds Insiders remains subject to the Companies' Policies and Procedures to Detect and Prevent Insider Trading.

(9) HOLDING PERIOD FOR PERSONAL TRADES. As a general matter, the Companies encourage long term investment in an employee’s personal account, and discourages short term and/or excessive trading activity. As a result, except as provided below, an access person who engages in personal trading must hold a position in a security purchased in a personal account (whether held long or short) for at least thirty (30) calendar days prior to selling down (or covering in the case of a short position) that position (the “Holding Period Requirement”) (i.e., the security may be purchased or sold on the 31st day), calculated on a Last In, First Out (LIFO) basis. All profits from short-term trades are subject to disgorgement (with the disgorged profits required to be given to a charity selected by the Companies). An access person may seek a waiver of the Holding Period Requirement from the Code of Ethics Compliance Officer (or, in his absence, the Chief Operating Officer) due to (i) a loss in the value of the position in relation to the access person’s highest cost basis, (ii) corporate actions, or (iii) any other reason the Code of Ethics Compliance Officer (in consultation with such parties as he deems appropriate) determines to be appropriate under the circumstances (e.g., liquidity needs of the access person). For the avoidance of doubt, the Holding Period Requirement does not apply to investments that do not constitute a reportable security (such as mutual funds), but does apply to all other securities

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(including ETFs). Access persons are advised to consider the Holding Period Requirement prior to initiating a transaction.

VII. DEFINITIONS

(1) Access person means:

(i) Any of a Company’s supervised persons:

(A) who has access to nonpublic information regarding any clients' purchase or sale of securities (for this purpose, securities does not include spot contracts, futures, forwards, options, swaps, and related derivatives in commodities, financial and other indices, currencies, and interest rates (collectively “futures”)), or nonpublic information regarding the portfolio holdings of any reportable fund; or

(B) who is involved in making securities (for this purpose, securities does not include futures) recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) All of a Company’s directors, officers, shareholders and partners.

A LIST OF ALL ACCESS PERSONS IS MAINTAINED ELECTRONICALLY. SUCH LIST SHALL BE UPDATED BY THE CODE OF ETHICS COMPLIANCE OFFICER AS CHANGES IN PERSONNEL OR RESPONSIBILITIES OF PERSONNEL ARE MADE. ONLY ACCESS PERSONS ARE REQUIRED TO MAKE HOLDINGS REPORTS AND TRANSACTION REPORTS PURSUANT TO THIS CODE.

(2) Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(3) Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person has beneficial ownership of a security for purposes of section 16 of the 1934 Act and the rules and regulations thereunder. Any report required by this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates. AN ACCESS PERSON IS PRESUMED TO BENEFICIALLY OWN SECURITIES THAT ARE HELD BY: (I) HIS OR HER IMMEDIATE FAMILY MEMBERS SHARING THE ACCESS PERSON’S HOUSEHOLD; AND (II) ANY ACCOUNT IN WHICH AN ACCESS PERSON HAS A DIRECT OF INDIRECT BENEFICIAL INTEREST (SUCH AS A TRUST).

(4) Federal securities laws means the Securities Act of 1933 (the “1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these

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statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

(5) Fund means an investment company registered under the 1940 Act.

(6) Initial public offering or IPO means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

(7) Limited offering means an offering that is exempt from registration under the 1933 Act pursuant to section 4(a)(2) or section 4(6) of the 1933 Act or pursuant to Rules 504, 505 or 506 under the 1933 Act. PRIVATE PLACEMENTS, INCLUDING HEDGE FUNDS, GENERALLY ARE INCLUDED IN THIS TYPE OF OFFERING.

(8) Purchase or sale of a security includes, among other things, the writing or purchasing of an option to purchase or sell a security.

(9) Reportable fund means:

(i) any fund for which a Company serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act; or

(ii) any fund whose investment adviser or principal underwriter controls a Company, is controlled by a Company, or is under common control with a Company. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the 1940 Act.

(10) Security means, except as specifically provided otherwise in this Code with respect to certain provisions of this Code, the same as that set forth in Section 2(a)(36) of the Advisers Act; provided, however, that, for this purpose, interests in limited partnerships, private investment funds, hedge funds and ETFs are securities.